As filed with the Securities and Exchange Commission on April 22, 2024

Registration No. 333-257462

333-265609

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-257462

POST-EFFECTIVE AMENDMENT NO. 1

TO FORM S-8 REGISTRATION STATEMENT NO. 333-265609

UNDER

THE SECURITIES ACT OF 1933

Harbor Custom Development, Inc.

(Exact Name of Registrant as Specified in Its Charter)

Washington	1531	46-4827436
(State or Other Jurisdiction of Incorporation or Organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

1201 Pacific Avenue, Suite 1200

Tacoma, Washington 98402

(253) 649-0636

(Address, Including Zip Code, and Telephone Number, Including Area Code, of Registrant’s Principal Executive Offices)

Jeffrey Habersetzer, Interim Chief Executive Officer and President

Harbor Custom Development, Inc.

1201 Pacific Avenue, Suite 1200

Tacoma, Washington 98402

(253) 649-0636

(Name, Address Including Zip Code, and Telephone Number Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☒

		Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment relates to the following Registration Statements on Form S-8 (collectively, the “Registration Statements”), originally filed by Harbor Custom Development, Inc., a Washington corporation (the “Company”), with the Securities and Exchange Commission:

●	Registration No. 333-257462, filed on Form S-8 on June 28, 2021, pertaining to the registration of an aggregate of 1,375,676 shares of the Company’s common stock that may be issued pursuant to the Company’s 2018 Incentive and Nonstatutory Stock Option Plan (the “2018 Plan”) and the 2020 Restricted Stock Plan (the “2020 Plan”).

●	Registration No. 333-265609, filed on Form S-8 on June 15, 2022, pertaining to the registration of 2,000,000 additional shares of the Company’s common stock under an Amendment to the 2018 Plan and 2,000,000 additional shares of common stock under an Amendment to the 2020 Plan.

On December 11, 2023, the Company, along with certain of its subsidiaries, filed a voluntary petition (the “Bankruptcy Petition”) for reorganization under Chapter 11 of the United States Bankruptcy Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Western District of Washington (such court, the “Bankruptcy Court” and such case, the “Chapter 11 Case”). The Chapter 11 Case is being jointly administered under the caption In re Harbor Custom Development, Inc., et al., Case No. 23-42180-MJH.

As a result of the Chapter 11 Cases, the Company is terminating all offerings of securities pursuant to the Registration Statements. In accordance with an undertaking made by the Company in the Registration Statements to remove from registration, by means of a post-effective amendment, any of the securities that had been registered for issuance that remain unsold at the termination of such offerings, the Company hereby removes from registration all of such securities registered but unsold under the Registration Statements.

SIGNATURES

Pursuant to the requirements of the Securities Act, the undersigned registrant certifies that it has duly caused this Post-Effective Amendment to the Registration Statements to be signed on its behalf by the undersigned, thereunto duly authorized, in Tacoma, Washington on April 22, 2024.

HARBOR CUSTOM DEVELOPMENT, INC.

By:	/s/ Jeffrey Habersetzer
Name:	Jeffrey Habersetzer
Title:	Interim Chief Executive Officer and Interim President

No other person is required to sign this Post-Effective Amendment in reliance upon Rule 478 under the Securities Act of 1933, as amended.